Exhibit 10.1

NEUTRAL TANDEM, INC.

AMENDMENT NO. 4 TO NEUTRAL TANDEM, INC.

2003 STOCK OPTION AND STOCK INCENTIVE PLAN

This Amendment No. 4 (“Amendment”) to the Neutral Tandem, Inc. 2003 Stock Option and Stock Incentive Plan (the “Plan”) amends the Plan effective as of November 28, 2012. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Plan.

1.	Section 9 of the Plan is hereby amended by adding a new sentence to the beginning of the first paragraph so that the first paragraph reads as follows:

“In connection with an extraordinary cash dividend, the Compensation Committee shall have the discretion to reduce the exercise price of outstanding Options so long as any such adjustment does not increase the intrinsic value of any such Option, as measured before the ex-dividend date of any such dividend. In the event that the outstanding shares of Common Stock are hereafter changed for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Compensation Committee in the number and kind of shares or other securities covered by outstanding Options and Other Rights and for which Options and Other Rights may be granted under the Plan. Any such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code without the consent of the holder. Any such adjustment made by the Compensation Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees and holders of Other Rights.”

All references in the Plan and this Amendment to the “Plan” shall be deemed to be references to the Plan as amended hereby. This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein, and the Plan, as amended hereby, shall remain in full force and effect as so amended.